Solis Tek Receives Long Term Financial Commitment and Converts Debentures and Series A Preferred

Provides Access to Capital to Explore New Opportunities to Accelerate Growth in Cannabis

CARSON, CA - (GlobeNewswire - April 30, 2018) - Solis Tek Inc. (SLTK), a vertically integrated cannabis technology innovator, manufacturer and distributor, is pleased to receive financial and commitment from existing shareholder, YA II PN, Ltd., managed by Yorkville Advisors Global, LP.

On April 16, 2018, SLTK and YA II PN entered into a $25 million Standby Equity Distribution Agreement (SEDA), pursuant to which YA II PN has committed to provide up to $25 million of equity capital over the next three years, if and when drawn by SLTK at SLTK’s discretion. SLTK will be able to access the SEDA in increments of up to $1.0 million each after SLTK registers the resale of the common shares to be issued with the U.S. Securities & Exchange Commission. SLTK can draw on YA II PN’s commitment from time-to-time, and SLTK can terminate the agreement at any time without the payment of any additional fees.

On April 18, 2018, YA II PN elected to convert all remaining outstanding principal and interest accrued and otherwise payable under its outstanding Secured Debenture, which included in total the conversion of $1,500,000 of principal and $4,041 of interest. Upon the Conversion of the Debenture, SLTK issued an aggregate of 1,504,041 shares of its Common Stock to YA II PN.

On April 24, 2018 the Company received a Notice of Conversion from the Holder of all outstanding Series A Convertible Preferred Stock (the “Series A”) in which the Holder converted all remaining Series A to common shares in the Company leaving no remaining Series A outstanding. Upon the conversion the Series A, the Company issued 52,500 shares of common stock. There are no Series A outstanding.

Solis Tek Chief Executive Officer, Alan Lien, commented, “We are gratified that Yorkville Advisors Global has shown continuing trust in SLTK in sharing a vision for the tremendous growth opportunities in the cannabis industry. We look forward to working together and creating value for our shareholders.”

About Solis Tek, Inc.

Solis Tek, Inc. is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Solis Tek’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. The Company’s customers include retail stores, distributors and commercial growers in the United States and abroad. For more information, please visit our website, www.solis-tek.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Investors Contact:

Hayden IR

917-658-7878

hart@haydenir.com